UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2008

CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
21211 Nordhoff Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Departure of Principal Officers

On January 14, 2008 Walter J. McBride resigned as Executive Vice President and Chief Financial Officer of Capstone Turbine Corporation (the "Company") in order to pursue a career as Chief Financial Officer of Synthetic Genomics. The resignation of Walter J. McBride will become effective on February 11, 2008.

(c) Appointment of Principal Officers

On January 14, 2008, the Company elected Edward Reich, 44, as the new Executive Vice-President and Chief Financial Officer, effective February 11, 2008.

Mr. Reich has served as the Company’s Vice President, Financial Planning and Analysis since August 2005 and has over 17 years of financial management experience. Prior to joining Capstone, he was employed by Kistler Aerospace Corporation, where he served as Corporate Controller. Mr. Reich is a Certified Public Accountant licensed in the State of California and is a member of Financial Executives International.

Mr. Reich will receive an annual salary of $250,000 and be eligible for a target bonus of 40% of his base salary at the discretion of the Compensation Committee if certain performance goals are achieved. Mr. Reich will also be eligible to be covered by the Company's Change of Control Severance Plan (the "Change of Control Plan") which provides that in the event an executive is terminated from the Company within twelve months of a change in control, the executive shall be entitled to receive annual base salary plus cash incentive compensation for the year in which the change in control occurs.

In addition, Mr. Reich will receive a ten year stock option grant to purchase 750,000 shares of the common stock of the Company. Conditioned on continued employment, the right to exercise the option will become 25% vested after one year and, thereafter, will become vested pro rata each month over the next 36 months. The exercise price for options granted to Mr. Reich will be the fair market value of Capstone's common stock on the date of the grant, which was the price per share on the close of market on January 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION
(Registrant)

Date:	January 16, 2008	By:	/s/ Darren R. Jamison
Darren R. Jamison
President and CEO